SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
_____________
FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 9, 2004 (November 4, 2004)

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-17020	87-0429944

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Jenner, Suite 100, Irvine, California	92618

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(949) 743-2000

(Former Name or Former Address, if Changed Since Last Report)

Item 2.02.          Results of Operation and Financial Condition.

            On November 4, 2004, VitalStream Holdings, Inc. issued a press release announcing its financial results for the quarter ended September 30, 2004. The text of the press release is set forth beginning on the following page.

VitalStream
NEWS ANNOUNCEMENT		FOR IMMEDIATE RELEASE
Investor Relations Contact:	Mark Belzowski VitalStream, Inc. 949/743-2000 ir@vitalstream.com	Neal Rosen Kalt Rosen & Co. LLC 415/397-2686 rosen@krc-ir.com

VITALSTREAM HOLDINGS REPORTS RECORD QUARTERLY AND YEAR-TO-DATE REVENUE

51% Revenue Increase in Q3, 34% Revenue Increase YTD

(Irvine, CA), November 4, 2004 -VitalStream(R) Holdings Inc. (OTC Bulletin Board: VSTH), the parent company of VitalStream, Inc., a global provider of integrated content delivery and streaming media services, today reported results for the third quarter and first nine months of 2004.

Revenues for the quarter ended September 30, 2004 were $2,691,000, a 51 percent increase over revenues of $1,779,000 in the same period a year ago, and a 17 percent sequential increase over revenues of $2,302,000 in the second quarter of 2004. Revenues for the first nine months of 2004 increased 34 percent to $6,984,000 compared with revenues of $5,229,000 in the first nine months of 2003.

"Our continued revenue growth both year-over-year and sequentially demonstrates the company's success in building momentum with new customers, particularly large organizations in the media, advertising and retail spaces, as well as our ability to expand relationships with existing customers. We are experiencing increased demand for our offerings including Macromedia(R) Flash™ Video Streaming Service," noted Paul Summers, president and chief executive officer of VitalStream, Inc. "During the quarter, we increased our portfolio of services based on Flash with the Macromedia Flash Video Streaming Service Lite, which allows companies to broadcast pre-recorded Flash video from their website with an easy-to-use, cost-effective and powerful solution for adding rich media streaming to websites," he added. In addition, VitalStream was recently identified by Microsoft as one of a select group of Windows Media providers upgraded to the newly created Premier certification level.

New customers during the quarter included Unisys, Target, ABC News, Red Bull and Eyeblaster.

For the third quarter of 2004, VitalStream reported a net loss of $223,000, or $(0.00) per share, compared with a net loss of $176,000, or $(0.01) per share, for the third quarter a year ago. For the first nine months of 2004, the company reported a net loss of $1,084,000, or $(0.03) per share, versus a net loss of $599,000, or $(0.02) per share, for the same period a year ago. Included in the net loss for the first nine months of 2004 were a $303,000 non-cash compensation expense related to a severance agreement as well as $231,000 of interest expense related to the conversion of outstanding notes payable to common stock during the second quarter of 2004. Weighted average shares outstanding used in the calculation of earnings per share increased for the quarter and year-to-date periods due primarily to the additional shares issued in the June 16, 2004 financing transaction as previously announced by the company.

"Our operating results reflect additional investments we are making to effectively support the growth of our expanding customer base well into the future. We have further increased the capacity and scalability of our rich media delivery infrastructure and have also expanded our sales force to take advantage of what we believe are significant opportunities in the market" Summers said.

Summers noted that "the company has continued its strategy of strengthening its financial position. In early October, we entered into a new banking relationship with Comerica Bank that includes both a term line and revolving line of credit facility totaling $4.0 million at significantly lower borrowing costs than had been available in previous credit arrangements. These new facilities can be used to finance equipment purchases and to supplement our existing cash balance of approximately $10 million" he continued.

"Rich media is becoming a more widely used form of communications by leading enterprise, media, entertainment and advertising organizations. As was recently reported by Neislen/NetRatings, broadband connections have now surpassed dial-up among Internet users and the adoption of broadband continues to grow at levels which portend greater bandwidth and adoption of bandwidth-intensive content such as streaming media," Summers commented.

FINANCIAL SUMMARY (Unaudited)
(all numbers in 000's, except per share data)

Statement of Operations

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

Revenues	$2,691	$1,779	$6,984	$5,229

Cost of revenue	1,172	783	2,907	2,296

Gross Profit	1,519	996	4,077	2,933

Research & development	130	85	328	256
Sales & marketing	754	447	2,019	1,395
General & administrative	803	613	2,075	1,828
Stock based compensation	-	-	303	-

Operating loss	(168)	(149)	(648)	(546)

Other Income (Expense)
Interest expense, net	(49)	(44)	(401)	(114)
Other income (expense)
including taxes	(6)	17	(35)	61

Net loss	($223)	($176)	($1,084)	($599)

Loss per share (less
preferred dividends)	$0.00	($0.01)	($0.03)	($0.02)

Weighted average shares
Outstanding	60,029	30,927	43,114	29,146

Balance Sheet Highlights

	September 30, 2004	December 31, 2003

Cash	$ 9,876	$ 773

All other assets	5,376	3,882

Total Assets	$15,252	$4,655

Total Liabilities	$ 3,464	$3,182

Total Shareholders' Equity	11,788	1,473

Total Liabilities and Shareholders' Equity	$15,252	$4,655

Adjusted EBITDA

Adjusted EBITDA for the quarter ended September 30, 2004, was $128,000, compared to $22,000 during the comparable period last year. The reconciliation of net loss to Adjusted EBITDA is as follows:

	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003

	(all numbers in 000's)
Net loss	($223)	($176)	($1,084)	($599)
Depreciation and amortization	302	154	760	434
Interest expense, net	49	44	401	114
Non-cash stock compensation	-	-	303	-
Income tax expense	-	-	3	3

Adjusted EBITDA	$128	$22	$383	($48)

Use of Non-GAAP Financial Measures

VitalStream defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, amortization and stock-based compensation. Adjusted EBITDA is not a measure used in financial statements reported in accordance with generally accepted account principles, does not represent funds available for discretionary use and is not intended to represent cash flow from operations as measured under generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net loss or net cash used in operating activities. VitalStream's calculation of Adjusted EBITDA may not be comparable to the computation of similarly titled measures of other companies.

VitalStream's management uses Adjusted EBITDA as a measure of its operating performance. In addition, Vital Stream believes that Adjusted EBITDA may be useful to existing and potential creditors of VitalStream, and to analysts and investors that follow VitalStream's performance, because it is one measure of the income generated that is available to service any outstanding debt.

About VitalStream, Inc.

VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC Bulletin Board: VSTH), is a global provider of integrated content delivery services that enable businesses to broadcast their digital media and communications to worldwide audiences via the Internet. The Company provides complete solutions, including audio and video streaming, live event broadcasting, media asset management, integrated web hosting and consulting services, that seamlessly integrate with today's leading streaming media technologies. To ensure a worldwide reach, VitalStream engineered its award-winning continent delivery network certified for quality delivery in the United States, Europe and Asia. For more information, call 800-254-7554, or visit www.vitalstream.com.

Forward-Looking Statements

This news release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of the Company. The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: The risk that the Company's revenue may decrease on a quarter over quarter basis because of a slower than projected growth in the demand for digital broadcast and streaming services; the risks that the Company's existing customers may cease to use the Company's services and/or may not use the Company's services at the projected rate; uncertainties regarding the future demand for the Company's products and services generally; the risk that the trend towards increasing broadband penetration may not continue; the inability of the Company to compete or the competitive advantage of companies that compete or may compete in our markets; the risk that the Company's operational efficiency may not continue to improve; the risk that the Company may be unable to obtain capital necessary to continue operations and fuel growth or obtain it at favorable rates; the risk that the Company may experience technical or security problems that injure its business or increase its operating costs; and/or uncertainties regarding our ability to pursue our proposed business strategy. More detailed information about these factors and others is set forth in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Such forward-looking statements speak only as of the date of this release. The Company is under no obligation (and expressly disclaims any obligation) to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Vital Stream is a registered trademark of VitalStream, Inc. All other trademarks are property of their respective holders.

             For further information, please contact: Investor Relations, Mark Belzowski of VitalStream, Inc., +1-949-743-2000, ir@vitalstream.com; or Neal Rosen of Kalt Rosen & Co. LLC, +1-415-397-2686, rosen@krc-ir.com, for VitalStream, Inc.

SOURCE VitalStream Holdings Inc.

             -0- 11/04/2004

             /CONTACT:  Investor Relations, Mark Belzowski of VitalStream, Inc.,+1-949-743-2000, ir@vitalstream.com; or Neal Rosen of Kalt Rosen & Co. LLC, +1-415-397-2686, rosen@krc-ir.com, for VitalStream, Inc./

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SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

VitalStream Holdings, Inc.

	By:	/s/ Mark Z. Belzowski

Mark Z. Belzowski Chief Financial Officer

Date: November 9, 2004